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                                                          EXHIBIT 11
                                                          ----------

                          MARK IV INDUSTRIES, INC.
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
           For the Three Month Period Ended May 31, 1997 and 1996
               (Amounts in thousands, except per share data)

                                                       Three Months
                                                      Ended May 31,
                                                    -----------------
                                                    1997         1996
PRIMARY

Shares outstanding:
  Weighted average number of
   shares outstanding                              65,500       66,300
  Net effect of dilutive stock
   options (1)                                        500          400
    Total                                          66,000       66,700

Income from continuing operations                 $30,100      $27,300
Income from discontinued operations                  -           1,200
    Net income                                    $30,100      $28,500

Income per share from continuing operations       $   .46      $   .41
Income per share from discontinued operations         -            .02
    Net income per share (2)                      $   .46      $   .43


FULLY-DILUTED

Shares outstanding:
  Weighted average number of
   shares outstanding                              65,500       66,300
  Net effect of dilutive stock
   options (1)                                        500          400
    Total                                          66,000       66,700

Income from continuing operations                 $30,100      $27,300
Income from discontinued operations                  -           1,200
    Net income                                    $30,100      $28,500

Income per share from continuing operations       $   .46      $   .41
Income per share from discontinued operations         -            .02
    Net income per share                          $   .46      $   .43

------------------------------------
(1) The net effects for the three month period ended May 31, 1997 and 1996 are based upon the treasury stock method using the average market price during the periods for the primary amounts, and the higher of the average market price or the market price at the end of the period for the fully-diluted amounts.
(2) Primary earnings per share have been reported in the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.